ASHFORD HOSPITALITY TRUST
Fourth Quarter 2007 Conference Call
February 28, 2008
10:00 am Central
Introductory Comments — Tripp Sullivan
Welcome to this Ashford Hospitality Trust conference call to review the Company’s results for the fourth quarter of 2007. On the call today will be Monty Bennett, president and chief executive officer, Doug Kessler, chief operating officer and head of acquisitions, and David Kimichik, chief financial officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were released yesterday afternoon in a press release that has been covered by the financial media.
As we start, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the section entitled “Risk Factors” in Ashford’s Registration Statement on Form S-3 and other filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which has been filed on Form 8-K with the SEC on February 27, 2008, and may also be accessed through the Company’s website at www.AHTREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.
I will now turn the call over to Monty Bennett. Please go ahead.
Introduction — Monty Bennett
Good morning and thank you for joining us. On this call we will update you on our continued strong operating performance and highlight our current capital recycling sources and uses.
We are very pleased with our 4th quarter results. For the hotels not under renovation, we reported a Pro Forma RevPAR increase of 7.8% and a 175 basis point improvement in operating margin. The continued improvement in RevPAR was related to the greater concentration of urban and larger hotels in the portfolio compared with a year ago as well as the benefit from renovations. The margin expansion was the result of good departmental flow through, and savings in energy, property taxes and insurance that we have locked in. We expect these positive trends to continue in 2008. Our RevPAR yield index for the quarter increased from 116.1% to 121.2% for the hotels not under renovation and from 116.0% to 119.0% for all hotels. AFFO per share for the quarter was 30 cents compared to last year’s 27 cents. CAD per diluted share was 23 cents, which resulted in a dividend coverage ratio of 120% and an AFFO dividend coverage ratio of 152% for 2007.
Ashford is currently paying a dividend of 13.1% as of yesterday’s closing price and exceeds its peers by a wide margin. We’ve consistently stated the importance of dividend growth and stability throughout our existence as a public company. As a result of our strategies, we’ve regularly paid one of the highest dividends which is covered by the cash flow from our operating business. Ashford’s platform provides comparative benefits over its peers in this period of economic uncertainty. These benefits are: a geographically diversified portfolio, a blend of full service and more recessionary resistant select service hotels, a thriving and high yielding mezzanine investment program, low-rated, locked-in long term fixed rate debt with less than 10% maturing over the next two years, and a significant amount of insider ownership representing 8.3% of outstanding shares that aligns us with our shareholders. As a result, we have a well covered dividend and our strategy is to continue to improve the security of this coverage.
Today we believe there is a serious mis-pricing occurring in the public equity markets. The three pre-eminent RevPar predictors in our industry, Smith Travel Research, Price Waterhouse Coopers, and Pannell Kerr Forster predict 2008 RevPar growth to be 4.4%, 5.1%, and 4.6% respectively. However, we believe that the market is pricing all hospitality REIT stocks, including our own, assuming sizeable RevPar declines in 2008. At some point, the year’s actual performance will become apparent and at that time the Hospitality Sector REIT investors should be rewarded.
However to be conservative, we have developed contingency plans. Should budgeted revenues not be achieved due to a softening of lodging demand, we have property level plans prepared by our hotel managers for every hotel and approved by Ashford’s asset managers. These plans establish cost reduction action steps to be taken by each hotel’s general manager based upon predefined percentage drops in budgeted revenues. These steps will include, but are not limited to, reduction in labor expense by allowing open positions to remain vacant as well as a reduction in the work force, hiring, wage and salary freezes, the scaling back of certain non-essential services based on lower occupancy levels, increased responsibilities for staff, the elimination of certain employee benefits and the reduction of specific discretionary spending such as marketing dollars. The expense reductions have been designed to maintain flows to Hotel EBITDA without impact to brand mandated service levels.
We have worked with the brands on their plans, but we believe the independent managers will be more likely to quickly adjust expenses in a downturn in the manner we would prefer. This is another area where we have a competitive advantage over most of our peers given the affiliated relationship with Remington. The hotels Remington manages represent approximately 25% of EBITDA, and we have already begun to implement cost-saving measures in these hotels as a precaution. We also have prioritized our capital expenditures and are prepared to make adjustments if economic conditions warrant a change.
Ashford’s platform is, and always has been, one of recycling capital among the various investment alternatives within the hospitality industry to achieve the highest risk-adjusted returns. Shortly after our IPO, we saw great opportunities in mezzanine lending and direct hotel ownership. Soon thereafter, the mezzanine lending opportunity dried up as CDO aggregators entered the market, driving down pricing. However, we remained bullish on direct hotel investments and grew our platform in this regard through 2007.
Today, we believe that growth in hotel values has moderated and will probably change only plus or minus 5 — 10% over the next several years. Conversely, we see the mezzanine loan market coming available once again with much more favorable pricing. In short, we currently see the best sources of capital for our platform to be: the operating cash flow above our dividend, hotel asset sales, and Joint Venture partners. Today, we see the best uses of capital to be: debt paydown, mezzanine lending, our previously announced share repurchase program, and selective Capex projects. Each of these sources and uses of capital have their own advantages and disadvantages.
This year, our plan is to dispose of at least $600M of hotel assets through outright sales or JVs and reduce our net debt to gross assets from its year ending figure of 61.5% to below 60% by the end of 2008. We plan to use this recycled capital by ramping up our Mezzanine Lending business, both within and outside of our Pru Joint Venture, engage in share buybacks, and move forward with approximately $190M of Normal, PIP, and ROI Capex. To give ourselves increased flexibility however, we are marketing up to $2B of hotel assets for sale immediately as well as moving slowly in deploying the Capex. As time passes and we are able to evaluate the opportunities to deploy the capital from our sales activities, we may increase the amount of asset sales above $600M and may curb the $190M of Capex. As we sit here today, it looks like the opportunities to deploy capital in the mezzanine lending market are growing, which may lead us to sell more than the $600M of assets.
We are pleased to report that our debt maturities after extension options are minimal over the next two years with only $74 million maturing in 2008 and $125 million in 2009, with these loans currently at low LTV’s. We foresee no difficulties with maturing debt.
We remain confident in our outlook for 2008 and the operational and capital allocations plans in place. This type of environment is where we believe we excel and where we can be very opportunistic. We look forward to reporting on our activity during the year.
To speak in greater detail about our 4th quarter results, I’d now like to turn the call over to David Kimichik to take you through the numbers.
Financial Review — David Kimichik
Good Morning.
For the fourth quarter we reported a net loss of $9,941,000, EBITDA of $89,707,000 and AFFO of $42,808,000, or 30 cents per diluted share.
At quarter end, Ashford had total assets of $4.4 billion including $145 million of cash. We had $2.7 billion of mortgage debt with a blended average interest rate of 5.9%, leaving net debt to total gross assets at 61.5% at year end. With 19% of our debt LIBOR based, we have recently benefited from a reduction in overall interest costs. The Company’s weighted average debt maturity including extension options is 7 years. The Company’s EBITDA to fixed charge ratio was 2.4x for 2007.
At year-end, our portfolio consisted of 110 hotels in continuing operations containing 25,483 rooms. We owned a position in 8 mezzanine loans with total principal outstanding of $94 million with an average annual un-leveraged yield of 12.4%. Subsequent to the end of 2007, we have placed an additional $58 million of mezzanine debt at a blended annual un-leveraged yield of 14.1%.
For the quarter, proforma RevPAR for all hotels was up 6.1% as compared to fourth quarter ‘06. For the hotels not under renovation, which is all but 11 hotels, the proforma RevPAR was up 7.8%, driven by a 5.0% increase in ADR and a 176-basis point increase in occupancy.
Proforma hotel operating profit for the entire portfolio was up by $7.3 million or 8.4% for the quarter. For the 99 hotels not under renovation, proforma hotel operating profit increased 13.7%. Our proforma hotel operating profit margin improved 175 basis points for the hotels not under renovation and 88 basis points for all hotels. As we typically do, I would like to remind you to consider the detailed information we provide in our filing, particularly the proforma seasonality table which adjusts each quarter as we sell assets.
During the fourth quarter, we purchased in the open market 2.4 million shares of our common stock at an average price of $7.67. We ended the quarter with 120.4 million common shares outstanding, 7.4 million Series B convertible preferred shares outstanding and 13.3 million OP units issued for a total share count of 141.1 million.
For the fourth quarter, we reported CAD of $32,557,000 or 23 cents per diluted share and announced and paid a dividend of 21 cents per share. Our dividend coverage ratio was 120% of CAD and 152% of AFFO for the full year 2007.
I’d now like to turn it over to Doug to discuss our capital allocation strategies.
Investment Highlights — Douglas Kessler
Thanks, David.
Our capital allocation strategy remains straightforward — recycle capital via asset sales and strong internal growth and re-invest in the best risk-adjusted returns for shareholders in accretive opportunities. These re-investments currently consist of further debt pay down, mezzanine loans, capital expenditures, or share buybacks.
Our capital recycling activity in 2008 will most likely be well above 2007’s level. We currently have almost $2 billion in assets on the market listed with a handful of brokers consisting of select service portfolios and individual full service hotel assets. While that figure is more than we would expect to actually sell, it should create a significant pipeline of future sources of capital as well as a reduction in the associated property debt. We can be selective in prioritizing what we sell based upon the offers we receive. While there are reports of a slowdown in hotel transactions, we believe we have a couple of edges on the market. In many cases the debt we have on our assets may be assumed. Given our low fixed rate, high leverage, long term maturity of many of our debt pools, the structure of this assumable debt is very favorable relative to what is available in the current market. With locked in debt, asset sales prices are less likely to fluctuate with the market. Also, our active mezzanine lending program provides the option of layering in mezzanine financing to facilitate sales. There is still a tremendous amount of equity liquidity in the market looking for hotel investment and we intend to capitalize on the opportunity.
We completed $155 million of asset sales in the fourth quarter, bringing us to a total of $312 million for the year. To date in the first quarter, we have already seen benefits of our assumable debt with the completion of the $67.5 million sale of the JW Marriott New Orleans at an accretive TTM cap rate of 2.9%.
A goal of our capital recycling strategy is to seek ways to enhance the returns on our existing shareholder equity with fees and promotes. The recent formation of the joint venture with Prudential accomplishes that goal and is a solid example of our ability to identify investment opportunities in all cycles. I noted last quarter that spreads had widened considerably on hotel loans and we expected to increase our lending activity. The $400 million Prudential joint venture allows us to take advantage of this attractive mezzanine lending environment. Loans will be funded 75%/25% with Ashford receiving annual management and sourcing fees, reimbursement of expenses and a promoted yield of 1.3x. We seeded this joint venture with a 14% fixed rate mezzanine loan of $21.5 million on the Westins in Tucson and Hilton Head. Ashford’s investment of $5.4 million will yield 17.6% after the promoted yield. And again, earlier this month we added another transaction to the joint venture consisting of a discounted loan purchase of a note securing a 29-hotel portfolio owned by JER Partners. Including the promote, the yield on our $17.5 million investment will be approximately 17.9%.
While the joint venture will be our primary loan vehicle, we are able to source mezzanine loans that may not fit within the JV’s parameters. For instance, we acquired loans on the Ritz-Carlton Key Biscayne and the Hotel La Jolla for a total of $40 million. The Ritz-Carlton loan was acquired at a discount with a projected yield to maturity for us of 12.5%. The Hotel La Jolla loan had an interest rate of 900 over LIBOR. Both loans are well into the capital stack and are backed by strong borrower sponsorship.
Going forward, we see more opportunities to make very accretive returns. As the market changes quickly so do our lending criteria. We have expanded our contact base and have been proactive seeking new relations with lenders or institutions holding hotel paper. We will continue to stay disciplined in our underwriting of these loans as we’ve done in the past.
Another piece of our capital plan will be the ongoing capital investment within our portfolio. We have closely monitored our capex spending, weighing it against further pay down of debt, larger cash reserves or accretive uses of that capital. Our capital expenditure forecast for 2008 is up to $190 million, which is weighted primarily to the second half of the year. Our investment plan is comprised of approximately $80 million that we are obligated to spend or already have underway; $60 million that could be deferred; and an optional $50 million that we are considering for ROI projects. Our decision to fund the future capex is based upon economic and market conditions and alternative uses. I can assure you that each project is thoroughly analyzed and capital allocations are tightly controlled.

The last use of capital I would like to mention is share buybacks. At certain pricing levels, this is more accretive to shareholder returns compared to other investment alternatives. During the quarter we completed $18.2 million of our $50 million authorization for share repurchase. As our mezzanine lending opportunities heated up and we entered a blackout period for share purchases, we dialed back our repurchasing.
That concludes our prepared remarks, and now we’ll open it up to any questions you may have.
Ending — Monty Bennett
Thank you for your participation on today’s call.
We look forward to speaking with you again on our next call.

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